FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   December 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

                     MidAmerican Energy Holdings Company
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       (Last)                      (First)                    (Middle)

        c/o HomeServices.Com Inc., 6800 France Avenue South, Suite 600
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                                  (Street)

        Edina                      Minnesota                    55435
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

         HomeServices.Com Inc. (HMSV)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

      94-2213782
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4.  Statement for Month/Year

      November 1999
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director
    (X) 10% Owner
    ( ) Officer (give title below)
    ( ) Other (specify title below)
     ---------------------------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person


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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)

      Common Stock
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2.  Transaction Date (Month/Day/Year)

      October 14, 1999
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3.  Transaction Code (Instr. 8)

      S
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

      Amount: 1,062,500            D          Price:  $13.95 per share
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

      6,779,100
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

      D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

      Not applicable
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

      None
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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:

     The 1,062,500 shares of common stock listed above represent shares sold by MidAmerican Energy Holdings Company as the selling stockholder in the HomeServices.Com Inc. initial public offering. The price listed above represents this sale minus the applicable underwriters' discount.




          /s/ Steven A. McArthur                          April 10,2000
  --------------------------------------                  -------------
   **  SIGNATURE OF REPORTING PERSON                      DATE
         Name: Steven A. McArthur
         Title: Senior Vice President

-----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.